EXHIBIT 99.1

ENTERPRISE PRODUCTS GP, LLC
BALANCE SHEET
UNAUDITED

June 30, 2003
ASSETS
Current assets
Cash and cash equivalents	$2,364,644
Prepaid and other current assets	2,335

Total current assets	2,366,979
Investments in unconsolidated affiliates	33,662,138

Total assets	$36,029,117

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable - affiliates, net	$120
Other current liabilities	454,610

Total current liabilities	454,730
Other liabilities	214,350

Total liabilities	669,080
Members’ equity	35,360,037

Total liabilities and members’ equity	$36,029,117

See notes to unaudited balance sheet.

ENTERPRISE PRODUCTS GP, LLC
NOTES TO UNAUDITED BALANCE SHEET

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ENTERPRISE PRODUCTS GP, LLC (“EPGP”) is a Delaware limited liability company that was formed on May 1, 1998, to become the general partner of Enterprise Products Operating L.P. (“OLP”) and Enterprise Products Partners L.P. (“EPD”).

        EPD, including its consolidated subsidiaries, is a publicly-traded Delaware limited partnership listed on the New York Stock Exchange under symbol “EPD”. EPD conducts substantially all of its business through OLP, of which EPD owns a 98.9899% limited partner interest. OLP is a limited partnership that was formed to acquire, own and operate the natural gas liquids business of Enterprise Products Company (“EPCO”).

        At June 30, 2003, EPC Partners II, Inc. (“EPCP II”, a subsidiary of EPCO) owned 65%, Shell US Gas and Power (an affiliate of Shell Oil Company) owned 30% and Dan Duncan, LLC owned 5% interests in EPGP. The above entities, which own a portion of EPGP, are hereafter collectively referred to as the “Members.” EPCO is the ultimate parent of EPCP II and an affiliate of Dan Duncan, LLC. In September 2003, EPCP II acquired the 30% interest in EPGP owned by Shell US Gas and Power (see Note 5).

        Unless the context requires otherwise, references to “we”, “us”, “our” or the “Company” within these notes are intended to mean EPGP. This unaudited balance sheet should be read in conjunction with our audited balance sheet filed as exhibit 99.1to Form 10-K/A of EPD (SEC File No. 1-14323) for the year ended December 31, 2002.

        INVESTMENTS IN UNCONSOLIDATED AFFILIATES represents our 1% ownership in EPD and 1.0101% ownership in OLP. As general partner of both EPD and OLP, we exercise significant influence over their operating and financial policies. The equity method of accounting was used to account for these investments prior to September, 2003. See Note 5.

        CASH AND CASH EQUIVALENTS represents all highly liquid debt instruments with an original maturity of less than three months at the date of purchase.

        FEDERAL INCOME TAXES are not provided because we were organized as a pass-through entity for federal income tax purposes. As a result, for federal income tax purposes, the Members are individually responsible for taxes on their allocable share of our taxable income. State income taxes are not material.

        USE OF ESTIMATES AND ASSUMPTIONS by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements are required for the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

        CASH DISTRIBUTIONS to Members are made in accordance with the Members’ ownership interests.

2.   INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

        At June 30, 2003, EPGP’s significant unconsolidated affiliates accounted for by the equity method included its 1% ownership interest in EPD and its 1.0101% ownership interest in OLP. Since OLP owns substantially all of EPD’s consolidated assets and conducts substantially all of EPD’s business and operations, the information set forth herein constitutes combined information for EPD and OLP.

        The following is condensed unaudited balance sheet data for EPD (in thousands of dollars):

June 30, 2003
ASSETS
Current assets	$663,464
Property, plant and equipment, net	2,840,971
Investments in unconsolidated affiliates	385,331
Other long-term assets	387,578

Total assets	$4,277,344

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities	$676,505
Long-term liabilities	1,869,383
Minority interests	72,400
Partners’ equity	1,659,056

Total liabilities and partners’ equity	$4,277,344

3.   FAIR VALUE OF FINANCIAL INSTRUMENTS

        Cash and cash equivalents and accounts payable - affiliates, net are carried at amounts that reasonably approximate their fair value at period end due to their short-term nature.

4.   RELATED-PARTY TRANSACTIONS

        At June 30, 2003, we had a net payable to EPCO primarily for the payment of administrative expenses. Such amounts have been included on our balance sheet.

5.   SUBSEQUENT EVENTS

        On September 12, 2003, EPCP II acquired Shell US Gas and Power’s 30% member interest in EPGP. EPCP II now owns 95% of EPGP. Dan Duncan, LLC will continue to own the remaining 5% member interest. As a result of this transaction, the financial statements of EPD will be consolidated with those of EPGP beginning in September 2003. This accounting consolidation is required because Shell’s minority ownership rights in EPGP (which gave them significant participating rights) were terminated as a result of the purchase. This fact, along with EPCP II’s indirect control of EPD through its majority common unit holdings, gives EPGP the ability to exercise control over EPD.